Certificate of Designation of Series G
                                 Preferred Stock
                                       of
                            nStor Technologies, Inc.

It is certified that:

        A. The name of the company is nStor Technologies, Inc., a Delaware corporation (hereinafter the "Company").

        B. The certificate of incorporation of the Company, as amended, authorizes the issuance of one million (1,000,000) shares of Preferred Stock, $.01 par value per share, and expressly vests in the Board of Directors of the Company the authority provided therein to issue all of said shares in one or more series and by resolution or resolutions to establish the designation and number and to fix the relative rights and preferences of each series to be issued.

     C. The Board of Directors of the Company, pursuant to the authority expressly vested in it, has adopted the following resolutions creating a class of Series G Preferred Stock:

  RESOLVED,  that a  portion  of the  one  million  (1,000,000)
authorized shares of Preferred Stock of the Company shall be designated as a separate series possessing the rights and preferences set forth below:

        1. Designation and Amount. The shares of such series shall have a par value of $.01 per share and shall be designated as Series G Preferred Stock (the "Series G Preferred Stock") and the number of shares constituting the Series G Preferred Stock shall be Two Thousand (2,000). The Company may issue fractional shares of Series G Preferred Stock. Each whole share of Series G Preferred Stock shall have a stated value of One Thousand Dollars ($1,000) (the "Stated Value").

2.      Dividends.

     (a) The holders of the outstanding shares of Series G Preferred Stock shall be entitled to receive cash dividends at an annual rate of ten percent (10%) of the Stated Value as permitted by law and as adjusted from time to time pursuant to Section 2(b) below (the "Dividend Rate"). Such dividends shall be payable quarterly on the 10th day following the end of each calendar quarter, with the first dividend payment due on April 10, 2001. Such dividends shall be cumulative, whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. If there shall not have been a sum sufficient for the payment therefor set apart, the deficiency shall first be paid before any dividend or other distribution shall be paid or declared and set apart with respect to any other class of the Company's capital stock, now or hereafter outstanding.

     (b) In the event that the Company fails to pay the full cash dividends to the holders of the outstanding Series G Preferred Stock pursuant to Section 2(a) above for two or more consecutive calendar quarters, then (i) such dividends shall cumulate, whether or not earned and (ii) for each two consecutive calendar quarters for which full cash dividends are not paid, the Dividend Rate as a percentage of the Stated Value shall be increased by one percent (1%) of the Stated Value. At such time as all accrued but unpaid dividends are paid to the holders of the outstanding Series G Preferred Stock, the Dividend Rate shall return to ten percent (10%) of the Stated Value, unless and until the Company again fails to pay the full cash dividends to the holders of Series G Preferred Stock for two or more consecutive calendar quarters, in which case, the Dividend Rate will again be increased pursuant to the preceding sentence. Notwithstanding anything to the contrary contain herein, in no event shall the Dividend Rate exceed fifteen percent (15%).

3.     Liquidation, Dissolution or Winding Up.

               (a) In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any distribution may be made with respect to the Common Stock or any other series of capital stock issued after the date hereof, holders of each share of Series G Preferred Stock shall be entitled to be paid out of the assets of the Company available for distribution to holders of the Company's capital stock of all classes, whether such assets are capital, surplus, or capital earnings, an amount equal to the Stated Value plus all accrued but unpaid dividends (whether or not declared) on such shares (collectively, the "Liquidation Amount").

               (b) If the assets of the Company available for distribution to its shareholders shall be insufficient to pay the holders of shares of Series G Preferred Stock the full amount of the Liquidation Amount to which they shall be entitled, the holders of shares of Series G Preferred Stock shall share ratably in any distribution of assets according to the amounts which would be payable with respect to the shares of Series G Preferred Stock held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

               (c) After the payment of the Liquidation Amount shall have been made in full to the holders of the Series G Preferred Stock or funds necessary for such payment shall have been set aside by the Company in trust for the account of holders of the Series G Preferred Stock so as to be available for such payments, the holders of the Series G Preferred Stock shall be entitled to no further participation in the distribution of the assets of the Company, and the remaining assets of the Company legally available for distribution to its shareholders shall be distributed among the holders of other classes of securities of the Company in accordance with their respective terms.

        4. Voting  Power.
The holders of Series G Preferred Stock shall not be entitled to vote on matters submitted to the holders of Common Stock.

        5. Redemption at the Option of the Company.
The Company may at any time, at its election, redeem, in whole or from time to time in part, the shares of the then outstanding Series G Preferred Stock at a purchase price per share equal to the Stated Value plus all accrued but unpaid dividends (whether or not declared) to the date of redemption. The Company will mail or cause to be delivered to each holder of the Series G Preferred Stock a written notice of the Company's election to redeem shares of Series G Preferred Stock not less than thirty (30) days prior to the date set for the redemption. The notice will state: (i) the total number of shares of the Series G Preferred Stock being redeemed; (ii) the number of shares of the Series G Preferred Stock held by the holder that the Company intends to redeem; (iii) the aggregate purchase price for the shares of Series G Preferred Stock being redeemed; (iv) the redemption date; and (v) that the holder is to surrender to the Company, at the office of the Company or the transfer agent for the Series G Preferred Stock, the certificate or certificates representing the Series G Preferred Stock to be redeemed. Such notice shall be accompanied by a representation by the Company to the effect that the consummation of the redemption will not render the Company insolvent or unable to pay its debts as they become due, that the consummation of the redemption will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default (or an event that with the giving of notice or the lapse of time or both would constitute a default) under, or give rise to a right of termination, amendment, cancellation or acceleration of any right or obligation of the Company or any of its subsidiaries under, or give rise to a loss of any material benefit to which the Company or any of its subsidiaries is entitled under, or require any consent, approval or authorization under, any indenture, credit agreement or other material agreement to which the Company or any of the subsidiaries is a party or by which any of them are bound or to which any of their property is subject, or give the holder of any note, debenture or other evidence of indebtedness the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries. As soon as practical following the redemption date and receipt of the certificate or certificates representing the shares of Series G Preferred Stock so redeemed, the Company shall deliver to the holder the aggregate price payable in respect of the redeemed shares and a new certificate representing the unredeemed portion of the shares, if any. At the effective date of the redemption, the redeemed shares shall no longer be deemed outstanding shares of Series G Preferred Stock for any purpose and shall thereafter only be deemed to entitle the holder to receive the redemption price upon surrender of the certificates formerly representing such shares of Series G Preferred Stock.

        6. No Reissuance of Series G Preferred Stock. Any share or shares of Series G Preferred Stock acquired by the Company by reason of redemption, purchase or otherwise shall be cancelled, shall return to the status of authorized but unissued preferred stock of no designated series, and shall not be reissuable by the Company as Series G Preferred Stock.

        7. Restrictions and Limitations.

               (a)  Corporate  Securities  Action.   Except  as  expressly
provided herein or as required by law, so long as any shares of Series G Preferred Stock remain outstanding, the Company shall not, and shall not permit any subsidiary (which shall mean any corporation, association or other business entity for which the Company and/or any of its other subsidiaries directly or indirectly owns at the time more than fifty percent (50%) of the outstanding voting shares, or more than 50% of the combined voting power of the outstanding voting shares, of such corporation or trust), without the approval by vote or written consent by the holders of at least a majority of the then outstanding shares of Series G Preferred Stock, voting as a separate class, to take any action, or fail to take any action, which would adversely affect the rights of the holders of Series G Preferred Stock.

               (b) Amendments to Charter. Without limiting the generality of the preceding paragraph, the Company shall not amend its certificate of incorporation without the approval by the holders of at least a majority of the then outstanding shares of Series G Preferred Stock if such amendment would:

                    (i) change the relative  seniority  rights of the holders of
               Series G Preferred Stock as to the payment of dividends in relation to the holders of any other capital stock of the Company, or create any other class or series of capital stock entitled to seniority as to the payment of dividends in relation to the holders of Series G Preferred Stock;

                    (ii) reduce the amount payable to the holders of Series G Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, or change the relative seniority of the liquidation preferences of the holders of Series G Preferred Stock to the rights upon liquidation of the holders of other capital stock of the Company, or change the dividend rights of the holders of Series G Preferred Stock; or

                    (iii) cancel or modify the rights of the holders of the Series G Preferred Stock provided for in this Section 7.

        8. No Dilution or Impairment. The Company shall not, by amendment of its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Series G Preferred Stock set forth herein, but shall at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the holders of the Series G Preferred Stock against dilution or other impairment. Without limiting the generality of the foregoing, the Company shall not consolidate with or merge into any other person or permit any such person to consolidate with or merge into the Company (if the Company is not the surviving person), unless such other person shall expressly assume in writing and will be bound by all of the terms of the Series G Preferred Stock set forth herein.

        9.     Notices of Record Date.  In the event of:

               (a) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or

               (b)  any  capital   reorganization  of  the  Company,   any
reclassification or recapitalization of the capital stock of the Company, any merger of the Company, or any transfer of all or substantially all of the assets of the Company to any other corporation, or any other entity or person, or

               (c) any voluntary or involuntary dissolution, liquidation or winding up of the Company,

then,  and in each such  event the  Company  shall mail or cause to be mailed to each holder of Series G  Preferred  Stock a notice  specifying:  (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right; and a description of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, merger, dissolution, liquidation or winding up is expected to become effective; and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, merger, dissolution, liquidation or winding up. Such notice shall be mailed at least ten (10) business days prior to the date specified in such notice on which such action is to be taken.

                                            Signed on December 28, 2000.


                                              /s/ Jack Jaiven
                                            -------------------------------
                                            Jack Jaiven, Vice President